                                                                  EXHIBIT (c)(3)

HEDERA
--------------------------------------------------------------------------------
Topics             Project Status

                   Preliminary Business Review Findings
                   Marketing Strategy
--------------------------------------------------------------------------------
DATE               September 13, 2001
--------------------------------------------------------------------------------
CONFIDENTIAL AND PROPRIETARY

                  PROJECT STATUS                                         HEDERA

                  Week of:          Action
                  --------          ------
 PROPOSED
 TIMELINE         August 27         - Initial Due Diligence Meeting with Management
                                    - Begin Documentation
                                             - Begin Drafting of Confidential Information Memorandum
                                             - Prepare Preliminary Operating Model

                  September 3       - Finalize Engagement Terms
                                    - Prepare Draft of Protocol Letter and Confidential Agreement

                  September 10      Review Documentation
                                    - Review & Revise Confidential Information Memorandum
                                    - Review Valuation
                                    - Review Marketing Strategy and List of Prospective Buyers

                  September 24      Begin Marketing Process
                                    - Contact Buyers
                                    - Execute Confidentiality Agreements
                                    - Distribute Confidential Information Memorandum

                  October 15        Proposals Due
                                    - Deadline for Initial Proposals from Prospective Buyers
                                    - Evaluate Proposals
                                    - Select Preferred Parties

                  October 22        Selected Buyers' Due Diligence
                                    - Management Meetings
                                    - Data Room

                  November 12       Receive & Analyze Final Proposals

                  November 19       Select Preferred Buyer(s)

                  December 3        Negotiate Definitive Documents

                  December 17       Execute Definitive Agreement

PROJECT STATUS                                                            HEDERA

PROCESS
FOR
REVIEW     STEP                    OBJECTIVE                                      COMMENT                                STATUS

           Project Initiation &    Collect and compile data required for:         - Most of the information has          On-going
           Data Request            - Confidential Memorandum                        been received to date.
                                   - Operating Model                              - Follow-up requests are being
                                   - Data Room                                      processed.

           Initial Due             Enhance understanding of business              Interviewed key senior                 Completed.
           Diligence Meetings      through senior management discussions          management except for Head of
           (Week of Aug, 27)                                                      Sales, Large Cap US Equities and
                                                                                  Fixed Income portfolio managers

           Follow-up Due           - Interview senior portfolio managers who      - Discussed Fixed Income and           Completed
           Diligence Meetings        were not able to participate in meetings       US Large Cap Equities
           (Conference Calls)        on 8/27/01.                                    processes

                                   - Obtain additional financial information      - On-going discussions on the          On-going
                                     for operating model and preliminary            Company's financial projections
                                     valuation

           Drafting of             Prepare a Confidential Memorandum              - Initial draft prepared and           Completed
           Confidential            describing business functions and                reviewed by Keith Carlson
           Memorandum              highlighting the opportunity to potentially    - Refinements and incorporation        Ongoing
                                   interested buyers                                of comments to finalize
                                                                                    document

           Develop                 Compile and analyze historical financials      Initial information received and       On-going
           Operating Model         and develop projections to perform a           analyzed. Preliminary operating
                                   valuation appraisal of Company                 model developed. Currently
                                                                                  requesting and receiving
                                                                                  additional information to finalize
                                                                                  financial model.

                  PRELIMINARY BUSINESS FINDINGS                           HEDERA

ASSET GROWTH
OVERVIEW          -        Declining sales and increased redemption levels
                           attributable to continued negative market returns and lackluster relative investment performance have severly affected asset levels recently

                  - The drop in international equity assets has in large part contributed to the decline in assets

                               AUM BY ASSET CLASS




AUM               1996         1997        1998        1999       2000       2001
--------------------------------------------------------------------------------------
International     $1,042      $2,475      $3,662      $3,222      $3,364      $1,523
US Equity         $  680      $  779      $1,032      $  899      $3,175      $1,718
Fixed Income      $  262      $  408      $  552      $  641      $  480      $  423
Sub-Advised           30%         26%         25%         30%         50%         57%



         PRELIMINARY BUSINESS FINDINGS                                    HEDERA

FINANCIAL
OVERVIEW -        Revenues and earnings have declined for the last two fiscal years partly because of foregone 12 b-1 revenues and redemption fees following the sale of the deferred sales commission asset in March, 1999

         - The significant drop in AUM in fiscal 2001 and the resultant drop in management fees impacted revenues but were offset by a proportionate decrease in recurring expenses

                         1997         1998         1999         2000         2001
==================================================================================
Ivy AUM                $ 2,845      $ 3,918      $ 3,331      $ 3,512      $ 1,615
Sub-Advised AUM            962        1,328        1,437        3,516        2,051
                       -----------------------------------------------------------
Total AUM              $ 3,807      $ 5,246      $ 4,768      $ 7,028      $ 3,667
    % growth               n/a           38%          -9%          47%         -48%

Operating Revenues     $36,397      $63,025      $64,821      $58,785      $49,268
    $ growth               n/a           73%           3%          -9%         -16%

Operating Expenses     $25,696      $40,624      $44,248      $49,661      $39,874
    % growth               n/a           58%           9%          12%        -20%

EBITDA                 $10,700      $22,401      $20,572      $ 9,124      $ 9,394
    % growth               n/a          109%          -8%         -56%           3%
    % margin                29%          36%          32%          16%          19%

Net Income             $ 7,291      $ 9,526      $ 8,549      $ 6,448      $ 2,643
----------------------------------------------------------------------------------

Note: EBITDA excludes restructuring charge of $3.03 million recorded in the last quarter of fiscal year ended March 31, 2001. Financials shown in Confidential Memorandum will be restated to normalize the effect of the sale of the DSC asset.

                  PRELIMINARY BUSINESS FINDINGS                     HEDERA

FINANCIAL
OVERVIEW -        Declining revenues over the last 4 quarters, as a result of rapidly declining AUM levels, are impacting EBITDA growth in spite of a decrease in operating expenses

                         2000       1Q 2001      2Q 2001      3Q 2001      4Q 2001      IQ 2002
================================================================================================
Ivy AUM                $ 3,512      $ 3,096      $ 2,616      $ 2,039      $ 1,585       $1,523
Sub-Advised AUM          3,516        3,488        3,398        2,651        2,080        2,124
                       -------      ----------------------------------------------       ------
Total AUM              $ 7,028      $ 6,584      $ 6,014      $ 4,690      $ 3,665       $3,647
      % growth             n/a           -6%          -9%         -22%         -22%           0%

Operating Revenues     $58,785      $14,899      $13,496      $11,316      $ 9,558       $8,530
      % growth             n/a           -8%          -9%         -16%         -16%         -11%

Operating Expenses     $49,661      $12,413      $ 9,807      $ 9,132      $ 8,522       $7,255
      % growth             n/a            0%         -21%          -7%        -796          -15%

EBITDA                 $ 9,124      $ 2,486      $ 3,688      $ 2,184      $ 1,036       $1,275
      % growth             n/a          -34%          48%         -41%         -53%          23%
      % margin              16%          17%          27%          19%          11%          15%

    Net Income         $ 6,448      $ 1,149      $ 1,947      $ 1,017      ($1,470)      $  471
      % growth             n/a          -60%          69%         -48%         n/m          n/m
      % margin              11%           8%          14%           9%         -15%           6%

Note: EBITDA excludes restructuring charge of $3.03 million recorded in the last quarter of fiscal year ended March 31, 2001

                    PRELIMINARY BUSINESS FINDINGS                         HEDERA

BUSINESS POSITIONING

   STRENGTHS                                              WEAKNESSES

-  Access to the Largest Canadian Distribution         -  Significant Deterioration in Financials
   Network                                             -  Weak Sales Performance & High Redemption
-  Strong US Distribution Coverage                        Activity
-  MFC Sub-advisory Role                               -  Weak Investment Performance of Funds
-  Enhanced International Equity Investment            -  Lack of Depth Within U.S. Investment Teams
   Capability                                          -  Concentration of Distribution Relationships
-  Breadth of Product Line                             -  Organizational Instability
-  Reinvigorated Business Management
-  Brand Recognition as Specialist Manager


    OPPORTUNITIES                                        CHALLENGES

 -  MFC / IGI Product & Distribution                  -  Positioning of Sub-Advisory Relationship
    Opportunities                                     -  Investment Performance Improvements
 -  Potential to Target the Institutional Market for  -  Positioning of International Equity Investment
    International Equity Products                        Changes
                                                      -  Sub-Scale Product Platform
                                                      -  Satisfactory Resolution of New Lease
                                                         Commitment

          PRELIMINARY BUSINESS FINDING                                    HEDERA

STRENGTHS

- ACCESS TO LARGE CANADIAN DISTRIBUTION NETWORK:
         -  Combined entity is a dominant Canadian investment manager
         - Broad and established MFC distribution infrastructure serving independent intermediaries
         - Enhanced distribution as a result of acquisition by IGI and affiliation with Power Corp.
         - Potential access to the insurance markets through Power Corp. affiliates

- STRONG U.S. DISTRIBUTION COVERAGE:
         -  Distribution through multiple channels
         -  Wide access to financial intermediaries
         -  Over 1,300 selling agreements in place
         -  Strong historic relationship with Merrill Lynch

- MFC SUB-ADVISORY ROLE:
         -  HEDERA viewed as key U.S. equities platform for MFC
         - Sub-advisor to 22 MFC funds, includes 9 additional mandates received in 2000
         -  Potential for further additional mandates
         - Historic increase in commitment by MFC as illustrated by increasing contribution of sub-advisory business to company assets and revenues

- ENHANCED INTERNATIONAL EQUITY INVESTMENT CAPABILITY:
         -  Internalization of international equity investment management
         -  Recent hiring of Sheridan Reilly as CIO of international equities
         -  Appropriate depth and breadth of investment team
         -  Disciplined investment process and guidelines

          PRELIMINARY BUSINESS FINDINGS                                  HEDERA

STRENGTHS

- BREADTH OF PRODUCT LINE:

         - Range of offerings across U.S. and international equities and fixed income
         - Product offered across various investment styles including core, growth and value
         - Product offered across capitalization ranges including large cap, mid cap, small cap and multi cap
         - Product continuum also includes specialty products in various sectors

- REINVIGORATED BUSINESS MANAGEMENT:

         -  New leadership in place with a clear vision and strategy
         -  Decisive action taken as required and demonstrated by recent:
            - Restructuring initiatives
            - Fund dissolutions and mergers
            - Outsourcing of non-core business activities
            - Enhancement of internal international investment capabilities

- BRAND RECOGNITION AS SPECIALIST MANAGER:

         - Historic association with specialty mandates in the intermediary channel
         -  Long history of funds under the Ivy banner
         - Recent focused marketing initiatives projecting the company as "investment specialists offering a worldwide perspective"

                   PRELIMINARY BUSINESS FINDINGS                          HEDERA

WEAKNESSES


-  SIGNIFICANT DETERIORATION IN FINANCIALS:

         - Recent steep drop in AUM has severely impacted revenue generation capability
         - Resultant decline in operating margins

-  WEAK SALES PERFORMANCE & HIGH REDEMPTION ACTIVITY:

         - Company has maintained net inflow of assets through affiliates, despite poor investment performance, but high redemption rates and negative flows have severely impacted the Ivy Funds
         - The international equities group has been particularly hard hit by increased redemption activity, although it is holding its own versus its peers

- WEAK INVESTMENT PERFORMANCE:

         - Products have under-performed their benchmarks on average over the recent period and have ranked below median relative to their relative peer groups
         - Recent performance has also dragged down trailing returns over longer time periods
         - Only 2% of Ivy fund assets are in four or five star funds as classified by Morningstar as compared to 60% of total industry assets

- LACK OF DEPTH OF NON-INTERNATIONAL INVESTMENT MANAGEMENT TEAMS:

         - Relative to the international equity platform, support for domestic equity and fixed income portfolio managers is minimal
         - Absence of broad-based teams to ensure adequate universe coverage

       PRELIMINARY BUSINESS FINDINGS                                      HEDERA

WEAKNESSES


         -  ORGANIZATIONAL INSTABILITY:

                  -  High recent staff turnover
                  - Uncertainty regarding short-term business feasibility given recent financial performance

         - CONCENTRATION OF DISTRIBUTION RELATIONSHIPS:

                  - Top 10 relationships accounted for more than 70% of sales in 2000
                  -  Majority of the sales are sourced through a few key
                     relationships: Merrill Lynch and Charles Schwab
                  -  Business risk posed by potential loss of a few key
                     relationships

       PRELIMINARY BUSINESS FINDINGS                                      HEDERA

Opportunities

         - MFC/IGI PRODUCT & DISTRIBUTION OPPORTUNITIES:

                  - Potential to enhance distribution of existing products as a result of parent's increased distribution reach
                  - Opportunity to receive additional investment management mandates from parent
                  - Opportunity to access the insurance markets through affiliation with Power Corporation

         - OPPORTUNITY TO TARGET THE INSTITUTIONAL MARKET:

                  - Disciplined international equity investment process may lend itself well to an institutional client base
                  - Cloning of existing international products might be viable once team track records are established

       PRELIMINARY BUSINESS FINDINGS                                      HEDERA

CHALLENGES

         - POSITIONING OF SUB-ADVISORY RELATIONSHIP:

                  - While broad access to Canada through sub-advisory
                    relationship is very valuable, it also represents a significant concentration of assets and, hence, business risk
                  - Continuity of relationship would be a key consideration and a key determinant of value

         - INVESTMENT PERFORMANCE:

                  - A persuasive strategy to turn performance around would
                    provide comfort to potential partners

         - POSITIONING OF INTERNATIONAL EQUITY PLATFORM:

                  - Most of the enhancements have been made very recently
                  - Still early to determine degree of success of
                    internalization strategy
                  - Need to develop a convincing story

         - SUB-SCALE INVESTMENT PLATFORM:

                  - Small scale of operations combined with current fragility might discourage certain buyers
                  - Small size might limit full realization of economies of
                    scale

         - SATISFACTORY RESOLUTION OF LONG-TERM LEASE COMMITMENT:
                  - Lease commitments, as per contract commenced in March 2001, represent a potentially sizable liability (total nominal expense of $17.5 million over 12 years) if not negotiated to a lesser amount
                  - Impact on value realized for business if company is unable to sub-lease or negotiate a reasonable lease termination fee

         MARKETING STRATEGY                          HEDERA

OVERVIEW

         GOAL 1: Maximize value to shareholders while recognizing fiduciary obligations and public company disclosure requirements


         - ISSUE: Fulfill fiduciary obligation to minority shareholders while recognizing the interests of the majority holder

         -        ISSUE: Timing of public disclosure is critical

         - ISSUE: Realization of value dependent on ability to successfully and persuasively address key challenges

         RECOMMENDATION: We believe that public announcement of MIMI Board's intentions regarding the sale of the company would optimize buyer interest and speed of process, once internal preparations are complete

         RECOMMENDATION: Carefully craft delivery of message to the market to ensure retention of clients and employees, focusing on strategic options as a priority

         RECOMMENDATION: Strategic rationale prompting sale and a compelling "story" to the public market should be ready at short notice in the event of a press leak prior to formal commencement

         RECOMMENDATION: Highlight strengths of the company and seek to create excitement about the opportunities offered by a potential transaction

         RECOMMENDATION: Careful planning and rehearsal key to successful execution:

                                - Public relations
                                - Management presentations

                  MARKETING STRATEGY                                      HEDERA

OVERVIEW

         GOAL 2: Generate interest from a sufficient number of potential buyers
         - cast an appropriately wide net to ensure success of transaction

                  - ISSUE: Balance desire to proceed with a controlled process with the need to generate adequate interest

                  - ISSUE: While the company possesses certain strengths and presents some attractive opportunities, it is also likely to be viewed as a potentially fragile operation with certain inherent weaknesses

         RECOMMENDATION: Consolidating buyers are likely to be interested in HEDERA and we should actively include them in the process

         RECOMMENDATION: Public announcement of intention to proceed with a sale will help to generate additional leads and potential indications of interest from a larger group of buyers

         RECOMMENDATION: MFC must be prepared to provide an iron-clad commitment regarding continuity of sub-advisory relationship

                   MARKETING STRATEGY                                    HEDERA

PRIMARY BUYER
CHARACTERISTICS

         HEDERA should be carefully exposed to a pre-qualified list of potential acquirers who will benefit from HEDERA's distribution position and relatively diversified product range, and who exhibit some or all of the following characteristics:

                  - Known interest in entering the Canadian marketplace or in enhancing Canadian distribution capability

                  - Acquirers seeking to leverage manufacturing capability through established U.S. distribution infrastructure

                  - Acquirer seeking to plug gaps in retail investment product continuum, especially in the case of international equities and other specialty investment areas

                  - Partner with similarly diverse product set seeking to reduce costs and build scale through elimination of product overlaps

                  - Potential long term partner for MFC/IGI - potential synergies between the prospective acquirer and MFC/IGI could provide tangible business benefits and intangible relationship perception benefits

                  MARKETING STRATEGY                                     HEDERA

POTENTIALLY
INTERESTED
PARTIES Putnam Lovell believes that the following "Long List" includes a number of capable parties who meet the criteria we have set forth. Tier 1 lists firms that are considered more likely/attractive candidates:

                           TIER 1
                                                                                CONSOLIDATOR
                                                                               ---------------
                           FIRM                             STRATEGIC          FULL    PARTIAL
                           ===================================================================
                           ABN AMRO/Allegheny                  X                          X
                           AIC Ltd.                            X                          X
                           American Express                    X                          X
                           AMG                                 X                 X
                           AMP Henderson                       X
                           Blackrock                                                      X
                           Eaton Vance                         X                          X
                           Federated Investors                 X                 X
                           First Union                                           X
                           Fleet Financial                                       X
                           Gabelli Asset Mgmt.                                   X
                           GE Asset Management                 X                          X
                           Generali                            X
                           Guardian Mutual                                                X
                           Hansberger Global                   X
                           ING Pilgrim                                           X
                           Investec                            X
                           Legg Mason                          X                 X
                           Nationwide Fnancial Services        X                          X
                           Phoenix Investment Partners                           X
                           Principal Mutual                                      X
                           Raymond James                                         X
                           Sun Trust                                                      X
                           Union Investments                   X
                           Wells Fargo                                           X
                           Western-Southern Life               X                          X
                           WM Advisors (WAMU)                                             X

                  MARKETING STRATEGY                                      HEDERA

POTENTIALLY
INTERESTED
PARTIES Tier 2 lists firms that are considered less likely/attractive candidates:

                  TIER 2

                                                                       CONSOLIDATOR
                                                                      ----------------
                  FIRM                              STRATEGIC          FULL    PARTIAL
                  Advantus Capital Management                                    X
                  AEGON/Transamerica                                             X
                  AIG/American General                X                          X
                  Alliance Capital                    X                 X
                  Allied Irish Bank                                              X
                  Allmerica                           X
                  American National Insurance                                    X
                  Countrywide Financial               X
                  Danielson Holding Co.               X
                  E*Trade                             X
                  First Trust                         X
                  Franklin                                              X
                  Gillman & Ciocia Inc./ H&R Block    X
                  Hancock Funds                                         X
                  John Nuveen                                                    X
                  Lincoln National                                               X
                  Lord Abbett                                           X
                  NY Life                                                        X
                  Mellon/ Dreyfus                                       X
                  Nvest                                                 X
                  Ohio National                       X
                  OppenheimerFunds                                      X
                  People's Bank                       X
                  Pioneer/Unicredito                                    X
                  Protective Life                     X
                  Prudential                                            X
                  Robeco                                                X
                  State Street Research                                 X
                  Union Bank of California                                       X
                  William Blair & Company             X